Drinker Biddle & Reath LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

Telephone: (215) 988-2700

Fax: (215) 988-2757

www.drinkerbiddle.com

December 17, 2007

The RBB Fund, Inc.

Bellevue Park Corporate Center

103 Bellevue Parkway

Wilmington, Delaware 19809

RE:	Shares Registered by Post-Effective Amendment No. 123 to Registration
Statement on Form N-1A (File No. 33-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 123 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $ .001 par value per share (collectively, the “Shares”), with respect to the Company’s Bear Stearns Multifactor 130/30 US Core Equity Fund.

PORTFOLIO	CLASS	AUTHORIZED SHARES
Bear Stearns Multifactor 130/30 US	NNNN	100 million
Core Equity Fund	OOOO	100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $ .0001 per share, will be legally issued, fully paid and non-assessable by the Company.

The RBB Fund, Inc.

December 17, 2007

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Sincerely yours,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP